Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-260370, 333-261186, 333-264001, 333-271233, 333-276816, 333-280103, 333-286103, and 333-292642) on Form S-8 and (No. 333-286800) on Form S-1 of our report dated March 19, 2026, with respect to the consolidated financial statements of Spire Global, Inc.

/s/ KPMG
McLean, Virgina
March 19, 2026